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                                                             Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Wave Systems Corp.


We consent to the incorporation by reference in this registration statement on Form S-3 of Wave Systems Corp. of our report dated March 10, 2000, relating to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficiency) and other comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from February 12, 1988 (date of inception) to December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Wave Systems Corp.



Boston, Massachusetts
September 18, 2000